Exhibit 10.1

CONSULTING AGREEMENT

THIS CONSULTING AGREEMENT (“Agreement”) is made and entered as of July 19, 2016 (the “Effective Date”) by and between Nancy Agger-Nielsen (“Consultant”), on the one hand, and Talon International, Inc., a Delaware corporation (“Company”), on the other hand.

RECITALS

WHEREAS, Company wishes to engage Consultant for Services and Consultant agrees to provide those Services described herein and for the compensation and otherwise in accordance with the terms and conditions contained in this Agreement,

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing and of the mutual promises hereinafter set forth, the parties agree as follows:

1.          Services. During the term of this Agreement, Consultant agrees to assist in the transition of her responsibilities as Chief Financial Officer of the Company to her successor, if and when identified by the Company (the “Services”). Consultant shall not be obligated to provide more than 10 hours of Service to the Company during any calendar week.

2.          Relationship of the Parties. Consultant is an independent contractor and is not an employee, agent or partner of Company. Consultant is not eligible to participate in or receive any benefit from any benefit plan or program available to employees of Company, such as health, disability, or life insurance, vacation or holiday pay, sick leave, profit sharing or pension plans. Consultant does not have the authority to act on behalf of Company or to bind Company in any respect whatsoever, or to incur any debts or liabilities in the name of or on behalf of Company. Persons performing the Services hereunder are not agents or employees of Company and Consultant has and hereby retains the right to exercise full control of and supervision over all employees assisting in the performance of the Services.

3.         Compensation. As sole compensation for the Services to be provided by Consultant to the Company:

3.1.     the Company shall pay Consultant an aggregate of $75,000.00, which amount shall be paid in bi-weekly installments of $8,333.33 at the same time the Company pays its employees; and

3.2.     if Consultant is eligible for, and elects continuation coverage pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) and/or the California Continuation Benefits Replacement Act (“Cal-COBRA”), as applicable, for Consultant and Consultant’s eligible dependents (as applicable) under a health, dental, or vision plan sponsored by the Company, within the time period prescribed pursuant to COBRA and/or Cal COBRA, the Company will reimburse Consultant, as and when due to the COBRA and/or Cal-COBRA carrier, for up to $1,500 per month of the premiums for such coverage until the earliest to occur of (A) termination of this Agreement, (B) the date upon which Consultant enrolls for coverage under a health, dental, or vision insurance plan of a subsequent employer of Consultant or Consultant’s spouse, and (C) the date Consultant or Consultant’s dependents cease to be eligible for COBRA and Cal-COBRA coverage (these payments will be subject to any applicable tax withholdings (including tax withholdings necessary to ensure that the provision of this benefit is not deemed a discriminatory practice giving rise to penalties to the Company under applicable laws) and will be counted as coverage pursuant to COBRA and/or Cal-COBRA to the maximum extent permitted under applicable law.

Consultant’s compensation shall include and Consultant shall be responsible for the payment of all federal, state and local taxes of any kind which are attributable to the compensation she receives. Notwithstanding anything in this Agreement to the contrary, this Agreement, and the Company’s obligation to pay Consultant the amounts set forth herein, is conditional upon Consultant’s execution and delivery of, and failure to revoke, that certain Separation Terms and General Release Agreement, dated July 19, 2016 (the “Release Agreement”). If Consultant fails to execute and deliver the Release Agreement, or revokes the Release Agreement pursuant to the terms thereof, this Agreement shall be null and void and of no force or effect.

4.          Term. This Agreement shall commence on the Effective Date and, unless terminated earlier in accordance with Section 9, this Agreement shall continue in effect for a period of 4 months.

5.          Confidentiality.

5.1.     Proprietary Information. “Proprietary Information” means all information, whether now existing or hereafter developed, created or discovered by Company or on behalf of Company pursuant to this Agreement, that became or will become known by, or was or is transmitted or otherwise conveyed to Consultant, related to the assets acquired by Company pursuant to the Purchase Agreement or otherwise related to Company’s commercialization of the Inventions including, but not limited to, information about the Inventions, trade secrets, designs, know-how, processes, ideas, techniques, inventions (whether patentable or not), works of authorship, formulas, business and product development plans, customer lists, Company’s customers or suppliers, and other information concerning Company’s actual or anticipated business, research or development, or which is received in confidence by or for Company from any other person, or any business, financial, product or customer information and inventions.

5.2.     Protection. Consultant will not, during or subsequent to the term of this Agreement, use any of the Proprietary Information for any purpose whatsoever other than the performance of the Services under this Agreement, or disclose any of the Proprietary Information to any third party. Consultant further agrees to take all reasonable precautions to prevent any unauthorized disclosure of the Proprietary Information.

5.3.     Exceptions. Proprietary Information does not include information that:(i) is known to Consultant (excluding information relating to the assets acquired by Company pursuant to the Purchase Agreement or created or developed by Consultant in the performance of the Services) prior to the time of Consultant’s receipt as evidenced by written records; (ii) is or becomes publicly known and made generally available through no improper action or inaction by Consultant; (iii) is independently developed by Consultant (except in connection with Consultant’s performance of the Services) without use of or reference to the Proprietary Information; or (iv) has been rightfully received by Consultant from a third party who is authorized to make such disclosure without restriction or any requirement of confidentiality.

5.4.     Return or Destruction. Upon the termination or expiration of this Agreement, or upon Company’s earlier request, Consultant will deliver to Company (and will not recreate or deliver to anyone else) all of the Proprietary Information in Consultant’s possession or control; or upon Company’s request, Consultant will destroy all Proprietary Information in Consultant’s possession, including all copies and extracts thereof and will confirm compliance with such obligations.

6.          Intellectual Property.

6.1.     Work Product. Consultant agrees that all rights and proceeds in and to any and all work product conceived, reduced to practice, developed, written, or contributed by Consultant, either individually or in collaboration with others, in connection with performing the Services (collectively “Work Product”) and all patents, patent rights, copyrights, mask work rights, trademark rights, trade secret rights, sui generis database rights, registered design rights and all other industrial property, intellectual property and proprietary rights of any kind recognized anywhere in the world, now or in the future, (collectively, “Rights”) in connection therewith shall be and remain the sole property of Company. Consultant acknowledges and agrees that any Work Product comprising an original work of authorship shall be deemed to be a “work made for hire” specially commissioned by Company, provided, however, in the event and to the extent any such work of authorship is determined not to constitute a “work made for hire”, Consultant hereby agrees to assign, and does hereby irrevocably assign, to Company and its successors and assigns, without further consideration, all of his right, title and interest in and to the Work Product, including any and all Rights.

6.2.     Further Assurances. Consultant agrees to perform, at Company’s expense, during and after the term of this Agreement, all acts deemed necessary by Company to permit and assist it in evidencing, perfecting, obtaining, maintaining, defending and enforcing the Work Product and Rights and the assignments granted herein. Consultant hereby irrevocably designates and appoints Company and its duly authorized officers and agents, as Consultant’s agents and attorneys-in-fact, with full power of substitution, to act for or on behalf and instead of Consultant to execute and file any documents and to do all other lawfully permitted acts to further the above purposes with the same legal force and effect as if executed by Consultant.

6.3.     Background License. If any Work Product or Rights assigned hereunder is based on, or incorporates, or is an improvement or derivative of, or cannot be reasonably made, used, modified, maintained, supported, reproduced, distributed, transferred, assigned or otherwise exploited without using or violating technology or Rights owned or licensed by Consultant and not assigned hereunder, Consultant hereby grants Company a perpetual, irrevocable, worldwide, fully paid-up, royalty-free, nonexclusive, sub-licensable and transferrable right and license to make, use, modify, maintain, support, reproduce, distribute and otherwise commercially exploit all such technology and Rights in support of Company’s exercise or exploitation of any portion of the Work Product or assigned Rights (including any modifications, improvements and derivatives thereof).

7.          Indemnification.     Consultant shall defend, indemnify and hold Company, its directors, officers, employees and customers harmless from and against any and all claims, demands, liabilities, losses, damages, costs and expenses (including, without limitation, attorneys’ fees and costs), but excluding Company’s indirect and consequential losses and damages, (“Claims”), directly or indirectly, arising out of or resulting from any act or omission of Consultant related to the performance of the Services or Consultant’s breach of any of the terms and conditions of this Agreement. Upon the occurrence of a Claim subject to indemnification hereunder, Company may suspend payment of the Fee to Consultant hereunder and establish a reserve for the payment of Claims subject to Consultant’s indemnity obligations hereunder.

8.          Assignment. Consultant shall not assign, transfer or subcontract any right in or obligation arising under this Agreement without Company's prior written consent. Any purported assignment in violation of this Section 8 shall be null and void. Company may freely transfer any of its rights and obligations under this Agreement. This Agreement shall be binding on and inure to the benefit of each party's heirs, executors, legal representatives, successors and permitted assigns.

9.          Termination. Either party may cancel or terminate this Agreement by giving writing notice if the other party (i) becomes insolvent, is the subject of bankruptcy or administration proceedings that are not dismissed within ninety (90) days of filing or makes an assignment for the benefit of creditors, or (ii) materially breaches or defaults on any of such party’s obligations under this Agreement and fails to cure the breach or default within thirty (30) days after written notice describing the breach or default. Immediately upon expiration or any termination of this Agreement, Consultant shall promptly deliver, in a format acceptable to Company, all physical embodiments of the Work Product and all Proprietary Information and all copies thereof in Consultant’s possession or control. Sections 2, 5, 6, 7, 9 and 10 shall survive expiration and any termination of this Agreement.

10.        General. Any notice required or permitted herein shall be in writing and shall be given by air courier, by facsimile, or by prepaid registered or certified mail, with return receipt requested, addressed to the parties at their respective addresses and facsimile numbers set forth herein or at such other address as a party may hereafter designate in writing to the other party. A notice shall be deemed received on the date of receipt. In the event that any provision of this Agreement shall be held by a court or other tribunal of competent jurisdiction to be illegal, invalid or unenforceable, such provision shall be limited or eliminated to the minimum extent necessary so that this Agreement shall otherwise remain in full force and effect and enforceable. This Agreement shall be governed and interpreted in accordance with the laws of the State of California without regard to the conflicts of law provisions thereof. For purposes of clarification only, the parties acknowledge that any question arising out of this Agreement as to the validity or enforceability of any of the Rights embodied in the Work Product will necessarily be decided in accordance with the laws of the jurisdiction in which such Rights have been registered or applied for, subsists or is otherwise recognized. Any action, suit or proceeding in connection with this Agreement must be brought against any party in a court of record of the State of California, County of Los Angeles, or of the United States District Court for the Central District of California or in any state or federal court in the State of California, County of Los Angeles, each party hereby consenting and submitting to the exclusive jurisdiction thereof; and to the fullest extent permitted by law, service of process may be made upon any party, by certified or registered mail, at the address to be used for the giving of notice to such party under this Section 10. Nothing herein shall affect the right of any party to serve process in any manner permitted by applicable law. In any action, suit or proceeding in connection with this Agreement, each party hereby waives any claim that Los Angeles County or the Central District of California or the State of California is an inconvenient forum. No modification of this Agreement will be binding upon either party unless made in writing and signed by a duly authorized representative of both parties. The failure of Company to require performance by Consultant of any provision hereof shall not affect the full right to require such performance at any time thereafter; nor shall the waiver by Company of a breach of any provision hereof by Consultant be taken or held to be a waiver of the provision itself. This Agreement contains the entire agreement and understanding of the parties hereto with respect to the subject matter hereof, and merges and supersedes all prior and contemporaneous agreements, understandings, discussions and writings with respect thereto. This Agreement may be executed in one or more counterparts (including by means of facsimile or other form of electronic transmission, including email), each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by an authorized representative effective as of the Effective Date.

CONSULTANT:

/s/ Nancy Agger-Nielsen
Nancy Agger-Nielsen

Address:
[Address]

COMPANY:

TALON INTERNATIONAL, INC.

By:	/s/ Larry Dyne
Larry Dyne, Chief Executive Officer

Address: 21900 Burbank Blvd., Suite 270
Woodland Hills, California 91367

Facsimile: (818) 444-4110